Exhibit 99.1

H. Patrick Dee Chief Operating Officer (505) 241-7102	Christopher C. Spencer Chief Financial Officer (505) 241-7154

FIRST STATE BANCORPORATION ANNOUNCES BOARD APPOINTMENT

Albuquerque, NM--March 8, 2007--First State Bancorporation ("First State") (NASDAQ:FSNM) announced today that Kathleen Avila, owner and managing partner of Avila Retail, has been appointed to the First State Board of Directors filling the position vacated by Bradford Johnson in January of this year.

"Kathleen has proven herself an asset in the areas of forecasting, budgeting, and financial management in her own business," stated Michael Stanford, President and CEO. "Her leadership and creativity have been an integral part of the growth of First State's subsidiary, First Community Bank, while serving on its Community Advisory Board. We welcome her to our board," Stanford continued.

Ms. Avila currently serves as a member of the UNM Foundation Board, Presbyterian Hospital Community Board, Presbyterian Hospital Finance Committee, United Way of America National Women's Leadership Council, and is a past Director of the Denver Branch of the Federal Reserve. She is past chair of Women in Philanthropy of the United Way of Central New Mexico and past member of the Board of Directors for Leadership New Mexico. In recognition of community involvement and business leadership, Avila Retail received in 2005 the Ethics in Business Award and the SBA Small Business of the Year Award.

ABOUT FIRST STATE

First State is a New Mexico-based bank holding company. First State provides commercial banking services to businesses through its subsidiary bank, First Community Bank, formerly First State Bank N.M. ("First Community Bank" or "Bank"). On March 8, First State operated 61 branch offices, in New Mexico, Colorado, Arizona, and Utah. On Thursday, March 8, 2007, First State stock (NASDAQ:FSNM) closed at $21.33.

Additional Information and Where to Find It

First State's news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State's website at www.fcbnm.com. Investors and shareholders may also obtain these documents free of charge at the SEC's website at www.sec.gov.